EXHIBIT (c)(1)

                                FILING AGREEMENT

         This Agreement, dated as of January 21, 1998, between Alliance Standard III L.L.C., a Delaware limited liability company, and Alliance Standard III Corp., a British Virgin Islands corporation ("Purchaser Corp."),

                          W I T N E S S E T H   T H A T:

         WHEREAS, each of the parties hereto desires to participate in a tender offer to acquire up to 1,000,000 shares of Common Stock, par value $.10 per share (the "Shares") of Security Investments Group, Inc., a Delaware corporation, and

         WHEREAS, the parties have not yet determined the allocation between themselves of such Shares, and

         WHEREAS, Purchaser Corp. desires to hold any Shares purchased by it solely for passive investment purposes,

         NOW, THEREFORE, the parties hereto hereby agree as follows:

         1.       The parties  shall  jointly file a Tender  Offer  Statement on
                  Schedule 14D-1, concurrently issue the Offer to Purchase contained therein and make the Offer.

         2. The parties will allocate between themselves at the time of the acceptance of Shares for payment any Shares purchased pursuant to the Offer. Each party will pay for and own separately the Shares allocated to it.

         3. Each party will bear its own expenses in connection with the Offer.

         4. The Purchasers have reserved the right to make independent determinations with respect to all matters requiring their determination in connection with the above conditions.

         5. Each party will be entitled to retain any profit, and will be obligated to bear any loss incurred by it with respect to the Shares owned by it.

         6. At the time of payment for Shares all collective action by the parties hereto shall cease, neither party hereto shall act for the other in any capacity and


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                  each party shall be permitted to take any actions with respect to the Shares owned by it deemed necessary or appropriate by such party.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.


Alliance Standard III L.L.C.                   Alliance Standard III Corp.
By:      LJ Investments, L.L.C., its
         managing member
         By:      JL Advisors II, LLC, its
                  managing member              By:      s/ Keith R. Bish
                                                        Keith R. Bish, Director

         By:      s/ Michael L. Lewittes
                  Michael L. Lewittes,
                  Member

By:      Jaffe Capital Management Group,
         LLC, member


         By:      s/ Robert S. Jaffe
                  Robert S. Jaffe, Member